Exhibit 17.2

Thanks for the opportunity to review and comment on the accuracy and completeness of this S.E.C. filing. I would have hoped that I would have been given this opportunity to review and comment prior to the public filing with the S.E.C., after all, I have been the Lead Independent Director and Audit Committee Chair since day one of RFT. One would have thought at the very least that I have earned the respect of a review prior to the actual filing. That being said I do disagree with several of the statements in this filing, they are incorrect, not accurate and are misleading. Specifically I would call you attention to the following that need to be addressed… My comments are in all CAPS AND BOLD.

INCORRECT STATEMENT #1 ITEM 5.02 PARAGRAPH 3

"On May 9, 2016, Froehlich rescinded his conditional resignation and indicated that he intended to resign after the Audit Committee and Board meetings called for the purpose of approving the Company’s Form 10-Q, which originally had been scheduled for May 10, 2016. These meetings were postponed one day until May 11, 2016 in order to permit the Company to consider additional disclosures on the Form 10-Q related to the pending conclusion of an extension agreement on a line of credit from one of the Company’s lenders. This reason for the delay was communicated to Froehlich".

THAT IS SIMPLY NOT TRUE. THE MEETINGS WERE CANCELLED MY A MEETING SCHEDULER (EVE LA MONICA) WITH NO REASON WHATSOEVER GIVEN FOR THE CANCELLATION. THERE WAS NO NEW DATE RE-SCHEDULED FOR THIS CANCELLED MEETING. NO ONE, NOT EVE, NOT PETE, NOR ANY LAWYER GAVE ANY REASON FOR THIS CANCELLATION.

THIS WAS THE EMAIL WE RECEIVED ON MAY 9TH…

Hello everyone,

The Realty Finance Trust Audit and Board Calls regarding the 10-Q that were originally scheduled for tomorrow will be rescheduled to another day.

Thank you,

Eve

Senior Board Liaison

AR Global

PLEASE NOTE THAT THERE WAS NO REASON GIVEN AND THE MEETING WAS NOT RE-SCHEDULED ONE DAY LATER…. IN FACT IT WAS NOT RESCHEDULED AT ALL.

AND IT WASN’T JUST ME WHO DIDN’T KNOW WHY THIS WAS HAPPENING AS ALSO ON MAY 9TH THE OTHER INDEPENDENT DIRECTOR, BETTY TUPPENY SENT THE FOLLOWING EMAIL

I’m curious, too why are these calls as well as the HTI calls being re-schedule?  Thanks, B.

THESE CANCELLED MEETING WERE ONLY RESCHEDULED AFTER I RESCINDED MY RESIGNATION.

INCORRECT STATEMENT #1 ITEM 5.02 PARAGRAPH 3

During these meetings, Froehlich requested that the Company repeat certain disclosures that the Company had previously disclosed on Forms 8-K into the Form 10-Q being filed. The Company confirmed it was already in the process of revising the Company’s Form 10-Q to repeat certain of this information'.

THAT IS SIMPLY NOT TRUE AS THE FINAL DRAFT GIVEN THE AUDIT COMMITTEE MADE NO MENTION OF THAT ADDITIONAL DISCLOSURE NOR DID ANY ONE ON STAFF SUGGEST IT. IT WAS ONLY AFTER I DEMANDED IT BE PUT IN WAS IT PUT IN.

INCORRECT STATEMENT #1 ITEM 5.02 PARAGRAPH 7

"A majority vote of the members of the Committee is required to appoint an independent financial advisor. The process of independent financial advisor evaluations has not been completed by the Committee and therefore the Company is not currently prepared to accede to Froehlich’s demand that the Committee appoint his chosen independent financial advisor."

ON MARCH 18, 2016 THE SPECIAL COMMITTEE MET IN NEW YORK CITY TO INTERVIEW 3 FIRMS TO REPRESENT RFT AS FINANCIAL ADVISOR; WELLS FARGO, STIFEL AND HENTSCHEL & COMPANY. AFTER OUR IN PERSON DETAILED INTERVIEWS MY FIRST CHOICE WAS STIFEL WHILE BETTY TUPPENY’S FIRST CHOICE WAS HENTSCHEL & COMPANY. AS WE BOTH THOUGHT THAT EITHER OF THESE TWO FIRMS WOULD DO A GREAT JOB, I COMPRISED AND AGREED TO GO WITH BETTY’S FIRST CHOICE HENTSCHEL & COMPANY. DOUG FOX OUR INDEPENDENT COUNSEL FROM BALLARD SPAHR WAS AT THAT MEETING AND HE DOCUMENTED THE COMMITTEE’S UNAMIOUS APPROVAL TO HIRE HENTSCHEL & COMPANY. IT IS EXTREMELY MISLEADING FOR YOU TO CHARACTERIZE HENTSCHEL AS ‘HIS CHOSEN INDEPENDENT FINANCIAL ADVISOR’. THAT IS BOTH UNFAIR AND UNTRUE. YOU MAKE IT APPEAR AS IF I WAS TRYING TO IMPOSE MY VIEW AND MY WILL ON THE ENTIRE SPECIAL COMMITTEE AND THAT COULD NOT BE FURTHER FROM THE TRUTH. YOU MIGHT ALSO LIKE TO NOTE THAT WHEN WE INTERVIEWED 3 FIRMS FOR OUR INDEPENDENT COUNSEL MY FIRST CHOICE WAS JENNER & BLOCK AND BETTY’S FIRST CHOICE WAS BALLARD SPAHR. ONCE AGIAN IN THE SPIRIT OF COOPERATION AND COMPROMISE I AGRRED TO GO WITH BETTY’S FIRST CHOICE AND NOT MINE. THESE COMMENTS ARE NOT ONLY UNTRUE AND MISLEADING, THEY ARE DAMAGING TO MY PROFESSIONAL AND PERSONAL REPUTATION.

THERE ARE OTHER MISSTATEMENTS AND TWISTING OF THE TRUTH THAT FOR NOW I WILL SIMPLY LET GO.

I WILL MAKE ONE FINAL CORPORATE GOVERNANCE SUGGESTION AND COMMENT. I FIND IT STRANGE THAT IT TOOK 5 DAYS (4 BUSINEES DAYS AND ONE WEEKNED DAY) BEFORE IT WAS DISCLOSED TO SHAREHOLDERS THAT THEIR LEAD INDEPENDENT DIRECTOR AND AUDIT COMMITTEE CHAIR HAD RESIGNED. ESPECIALLY WHEN THERE WAS A PROXY BALLOT IN THEIR HANDS. I WOULD THINK THAT ANYONE THAT CAST ANY PROXY VOTE DURING THE 4 DAYS WHEN RFT WAS SILENT ON THIS ISSUE WOULD HAVE BEEN A BETTER INFORMED SHAREHOLDER WHEN CASTING THEIR PROXY HAD IT BEEN DISCLOSED IN A MORE TIMELY FASHION.

I TRUST THAT YOU WILL AMEND THESE INCORRECT STATEMENTS, MISTRUTHS AND MISLEADING STATEMENTS ABOUT ME PERSONALLY IN A VERY TIMELY FASHION.

DR. BOB~